EXHIBIT 99
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Skibo Financial Corp.                          Contact: Walter G. Kelly
Carnegie, Pennsylvania                                  President
                                                        (412) 276-2424

                                               For Immediate Release
                                               Date: March 9, 2001


                         SKIBO FINANCIAL CORP. ANNOUNCES
                             QUARTERLY CASH DIVIDEND

         Carnegie, Pennsylvania -- March 9, 2001 -- Walter G. Kelly, President of Skibo Financial Corp., Carnegie, Pennsylvania (the "Company"), is pleased to announce today that at its meeting held on March 8, 2001, the Board of Directors declared a quarterly cash dividend of $0.12 per share, which represents a $0.045 per share or a 60% increase over the previously paid quarterly dividend. This is the tenth quarterly dividend declared by Skibo Financial Corp. since its organization on October 29, 1998.

         The cash dividend will be paid to stockholders of record as of March 31, 2001, on April 12, 2001. Our present intent is to continue to pay a regular quarterly dividend. Skibo Bancshares, M.H.C., the Company's mutual holding company, intends to waive the receipt of dividends.

         Skibo Financial Corp., majority owned subsidiary of Skibo M.H.C., is the parent of First Carnegie Deposit ("the Bank"). The Bank is a community oriented savings association which conducts business through its main office at 242 East Main Street, Carnegie, Pennsylvania 15106 and branch offices in McKees Rocks and Washington, Pennsylvania. At December 31, 2000, the Company had total assets of $148.7 million, total deposits of $73.0 million and stockholders' equity of $24.9 million.

The Company's common stock is traded in the over-the-counter market on the Nasdaq SmallCap Market under the symbol "SKBO."

The foregoing material contains forward-looking statements. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.